Exhibit 10.14

Description of the Cash Bonus Program of SWS Group, Inc.

A component of the executive officer compensation program of SWS Group, Inc. (the “Company”) consists of cash bonuses based on the Company’s fiscal year operating results and the individual executive officer’s contribution for the year. The incentive compensation program provides for an aggregate bonus pool based on the Company’s annual return on equity. Allocation of the bonus pool to individual executive officers is determined using objective measures of business unit performance as well as subjective measures of the executive officer’s contribution to the Company’s financial and strategic objectives. If awarded, bonuses are paid early in the following fiscal year. The Company’s Compensation Committee believes that basing a portion of an executive officer’s compensation on performance motivates the executive to perform at the highest possible level.